Exhibit 10.5

SENECA ERIE GAMING CORPORATION
310 Fourth Street
Niagara Falls, NY 14303
716-299-1100 phone 716-299-1200 fax

March 30, 2004

Uniland Development Company
100 Corporate Parkway, Suite 500
Amherst, NY 14226-1295

Attention: Mr. Carl J. Montante

Re:
Offer to Purchase Airborne Business Park Site

Dear Mr. Montante:

        I refer to recent discussions between The Uniland Partnership of Delaware L.P. ("Uniland") and The Seneca Nation of Indians (the "Nation") concerning the Nation's desire to purchase an approximately 57.1 acre parcel located at the Airborne Business Park in Cheektowaga, New York (the "Site"). The schematic attached to this letter as Attachment A and Attachment B reflects our understanding of the general boundaries of the Site, as well as certain exclusions and existing easements.

        The Nation, through its chartered corporation Seneca Erie Gaming Corporation ("SEGC"), hereby offers to purchase the Site, subject to the following:

  1.
  The purchase price will be fifteen million dollars ($15,000,000), payable at closing in immediately available funds.

  2.
  The agreement for the sale and purchase of the Site ("Purchase Agreement") will contain customary covenants, representations, warranties, terms and conditions (which include those detailed in Uniland correspondence of March 15, 2004) and indemnities, including with respect to transfer of good title, unencumbered except to the extent of existing easements and exclusions now known to SEGC. The purchase obligation will be subject to SEGC's being provided an opportunity to perform legal due diligence with respect to the Site and its satisfaction with the condition of the title.

  3.
  An application will be submitted to the United States, pursuant to the Seneca Nation's Land Claims Settlement Act to have the land accepted into restricted fee status. Accordingly, the Purchase Agreement also will provide that, in the event that a relevant taxing jurisdiction objects to such action, SEGC will have a right to withdraw its offer and terminate the Purchase Agreement.

  4.
  Each party shall be responsible for paying its own expenses and fees (including fees to and expenses incurred by its advisors, attorneys and consultants) incurred in connection with the negotiation and execution of the Purchase Agreement.

  5.
  Except as may be required by law, the terms and conditions of this offer shall be held confidential by the parties and their representatives and advisors and are not to be disclosed to any person without the prior written approval of the other party.

  6.
  No provision of this offer letter shall be deemed to constitute a waiver of sovereign immunity on the part of SEGC or the Nation with respect to the terms or the subject matter hereof.

  7.
  SEGC also wishes to acknowledge Uniland's expression of interest in being retained as the construction manager for the development of the Site undertaken by SEGC. SEGC believes the Uniland Construction Corporation has the requisite experience and expertise to provide high quality services in this regard on competitive terms. SEGC therefore agrees to retain Uniland as the Construction Manager/Design-Builder at an overhead and profit fee of 3.5% for the first $75 million dollars worth of construction at the Site.

  8.
  The SEGC will be solely responsible for all fees and/or commissions due to Dorothy Stahlnecker and the M.J. Peterson Company covering all aspects of the proposed transaction.

  9.
  The parties agree that the roadway know as "Airborne Parkway West" will be terminated at the eastern edge of what is known as the "NFTA easement".

  10.
  Any contract for the purchase of the site shall be contingent on Uniland and the Town of Cheektowaga entering into an enforceable agreement for various make whole benefits for Uniland.

  11.
  The Lease/Sale of 80 Holtz Road as detailed in the March 15, 2004 proposal is hereby withdrawn and is no longer a condition of purchase.

  12.
  This represents an expression of the parties the terms of which shall not be binding and enforceable until both parties execute mutually agreeable contracts.

        To signify Uniland's and the Nation's acceptance of this offer on the terms and conditions specified above, this letter is to be countersigned by duly authorized representatives. If not properly countersigned on or before April 14, 2004, this agreement will expire.

Very truly yours,

Donald "Flip" White
Chairman

AGREED AND ACCEPTED:		AGREED AND ACCEPTED:
UNILAND DEVELOPMENT COMPANY		SENECA ERIE GAMING CORPORATION
By:	/s/ [signature illegible]	By:	/s/ Donald White
Title:	Managing Partner	Title:	SEGC Chairman
Date:	4/6/04	Date:	4/9/04